Exhibit 99.1

                  TRANSNET CORPORATION REPORTS YEAR END RESULTS


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

Branchburg, New Jersey, September 30, 2008: TRANSNET CORPORATION (OTCBB: TRNT) announced its results for the fiscal year ended June 30, 2008.

TransNet reported that for the fiscal year ended June 30, 2008, revenues were $27,407,428 as compared to revenues of $31,565,332 for the fiscal year ended June 30, 2007, and reported a net loss for fiscal 2008 of $2,213,045 or $0.46 per share, as compared with a net loss of $1,546,454 or $0.32 per share for fiscal 2007.

Steven J. Wilk, President said, "Our results for fiscal 2008 reflect the industry-wide slowdown in technology purchases and related investments in technical support services. TransNet's revenues decreased due to an overall decline in purchases from commercial, governmental, and educational clients, as well as continued delays in purchasing resulting from client uncertainties regarding IT budgets.

"During fiscal 2008, we reduced expenses not directly associated with the sale and support of products, and further emphasized higher profit margin revenues. To increase sales, we expanded our depth in enhanced communication technologies, including physical security solutions. We focused on increasing our governmental business and expanding it to include the federal government with the implementation of a federal government bid desk. We believe this strategy will provide revenue and profits for the Company. We increased our higher profit margin personnel placement services for all levels of IT professionals. Our expenses for fiscal 2008 include these investments in our future. Our efforts began to bear fruit during the first quarter of fiscal 2009.

"With the impetus of our expanded sales efforts, we have seen demand for IP communication systems and physical security related products and services increase. These products typically provide for greater amounts of post-sale service and support revenues and higher profit margins. Although we cannot predict the effects of national economic conditions, we are confident this trend will continue as corporations, institutions of higher learning, and elementary schools place greater emphasis on the need for security relating to access control and video surveillance, combined with enhanced abilities to communicate and reduction in overall costs.

"As of today, we have an existing backlog of orders for approximately $7.5 million in hardware and related services for implementation over the next two fiscal quarters, which is approximately 50% greater than the same time last year. We are pleased to announce we have returned to profitability for the quarter ending September 30, 2008."

ABOUT TRANSNET

TransNet Corporation is a leading unified communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in Eastern Pennsylvania.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK

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AND   UNCERTAINTIES.   POTENTIAL  RISKS  AND  UNCERTAINTIES   INCLUDE,   WITHOUT
LIMITATION: THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES;
OPEN-SOURCING   OF  PRODUCTS  OF  VENDORS;   RAPID   PRODUCT   IMPROVEMENT   AND
TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                 (Table follows)

                       TRANSNET CORPORATION AND SUBSIDIARY


                                                    Fiscal Year ended June 30,

                                                       2008                2007
                                                -------------------------------

Revenue                                         $27,407,428         $31,565,332
Pre-Tax (Loss)                                  $(2,213,045)        $(1,360,399)
Net (Loss)                                      $(2,213,045)        $(1,546,454)
Basic and diluted net loss per share                 $(0.46)             $(0.32)
Weighted average shares outstanding:
   Basic and Diluted                              4,823,304           4,823,304


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